Exhibit 99 (a)(1)

ARTICLES OF INCORPORATION

FOR A BENEFIT CORPORATION

HUMANKIND BENEFIT CORPORATION

THIS IS TO CERTIFY THAT:

FIRST: The undersigned, James J. Katz, whose address is 445 Lafayette St. Apt 5A, New York, NY 10003, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: The name of the corporation (which is hereinafter called the “Benefit Corporation”) is:

Humankind Benefit Corporation

THIRD: The Benefit Corporation elects to be a “benefit corporation” under Maryland Code, Corporations and Associates Article, Section 5-6C-03(a).

FOURTH:            (a) The purposes for which and any of which the Benefit Corporation is formed and the business and objects to be carried on and promoted by it are:

(1) Creating a general public benefit;

(2) Creating the specific public benefit of supporting socially optimal economic outcomes. In particular, any corporate actions or investments made by or through the Benefit Corporation will be evaluated through the lens of social responsibility. The Benefit Corporation defines its socially responsible philosophy as follows: The benefits and costs of economic activity to company owners will be evaluated together with the benefits and costs provided to or imposed upon all other stakeholders, including, but not limited to, consumers, employees, and members of society at large to determine the economic value provided to humankind;

(3) To engage in the business of investing, reinvesting, or trading in securities as an investment company classified under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”), as an open-end, management investment company, and in connection therewith to hold part or all of its assets in cash; and

(4) To engage in other lawful business or activity, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Benefit Corporation or as otherwise permitted to be engaged in by an open-end, management investment company under the Investment Company Act.

(b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Benefit Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Benefit Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

FIFTH: The address of the principal office of the Benefit Corporation in this State is 245 W Chase Street, Baltimore, MD 21217.

SIXTH: The name and address of the registered agent of the Benefit Corporation are HSC Agent Services, Inc., 245 W Chase Street, Baltimore, MD 21217.

SEVENTH:         (a) The total number of shares of stock of all classes and series which the Benefit Corporation initially has authority to issue is Four Billion (4,000,000,000) shares of capital stock (par value $0.0001 per share), amounting in aggregate par value to Four Hundred Thousand ($400,000). All of such shares are initially classified and designated as “Common Stock.” The Board of Directors may classify and reclassify any unissued shares of capital stock (whether or not such shares have been previously classified or reclassified) from time to time by setting or changing in any one or more respects the class or series designations or setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock. A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter of the Benefit Corporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Benefit Corporation has authority to issue.

(b) The shares of Common Stock of the Benefit Corporation may be divided and classified into separate series. The shares of Common Stock of the Benefit Corporation, or of any series of Common Stock of the Benefit Corporation to the extent such Common Stock is divided into series, may be further subdivided into classes. Unless otherwise provided herein or in Articles Supplementary establishing such classes, all such shares, or all shares of a series of Common Stock in a series, shall have identical voting, dividend, and liquidation rights. Shares of the classes may also be subject to such front-end sales loads, contingent deferred sales charges, expenses (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated), conversion rights, and class voting rights as shall be consistent with Maryland law, the Investment Company Act and the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and shall be contained herein or in Articles Supplementary establishing such classes.

(c) Five hundred million (500,000,000) of the authorized shares of Common Stock are initially classified as series of Common Stock designated as the “Humankind US Stock ETF.” Any series of Common Stock shall be referred to herein individually and collectively, together with any further series from time to time established, as “Series.” References to “Series” may, for convenience also include any classes of a series of Common Stock notwithstanding that, if powers, rights, preferences or limitations of a class differ from those of the other shares of the Series, such class shall be referred to herein individually as “Class” and collectively, together with any further classes from time to time established, as “Classes.”  The remaining three billion five hundred million (3,500,000,000) shares of Common Stock shall be undesignated as to Series until the Board of Directors shall have made such designation pursuant to this Seventh Article.

(d) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock classified as the Humankind US Stock ETF, and any additional Series or Classes of Common Stock (unless provided otherwise by the Board of Directors in classifying or reclassifying the shares of any such additional Series):

(1) Assets Belonging to Series. Except to the extent otherwise required under the Investment Company Act, all consideration received by the Benefit Corporation from the issue or sale of shares of a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any investment or reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Series for all purposes, subject to the rights of creditors, and shall be so recorded upon the books of account of the Benefit Corporation. Such consideration, assets, income, earnings, profits, and proceeds, together with any items allocated as provided in the following sentence, are hereinafter referred to collectively as the “assets belonging to” that Series. In the event that there are any assets, income, earnings, profits, or proceeds which are not readily identifiable as belonging to any particular Series, such items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the Series from time to time classified or reclassified, in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable and subject to the applicable provisions of the Investment Company Act; and any general items so allocated to a particular Series shall belong to that Series. Each such allocation by the Board of Directors shall be conclusive and binding for all purposes.

(2) Liabilities of Series. Except to the extent otherwise required under the Investment Company Act, the assets belonging to each Series shall be charged with the liabilities of the Benefit Corporation in respect of that Series and all expenses, costs, charges, and reserves attributable to that Series. Any liabilities, expenses, costs, charges, or reserves of the Benefit Corporation which are attributable to more than one Series, or are not readily identifiable as pertaining to any particular Series, shall be allocated and charged by or under the supervision of the Board of Directors to and among one or more of the Series established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and subject to the applicable provisions of the Investment Company Act. The liabilities, expenses, costs, charges, and reserves so charged to a Series are herein referred to collectively as the “liabilities of” that Series. Each allocation of liabilities, expenses, costs, charges, and reserves by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes.

(3) Dividends and Distributions.

(A) Dividends and capital gains distributions on shares of a particular Series may be paid with such frequency, in such form, and in such amount as the Board of Directors may determine by resolution adopted from time to time, or pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities of that Series. All dividends on shares of a particular Series shall be paid only out of the income belonging to that Series and all capital gains distributions on shares of a particular Series shall be paid only out of the capital gains belonging to that Series. All dividends and distributions on shares of a particular Series shall be distributed pro rata to the holders of that Series in proportion to the number of shares of that Series held by such holders at the date and time of record established for the payment of such dividends or distributions, except that, in connection with any dividend or distribution program or procedure, the Board of Directors may determine that no dividend or distribution shall be payable on shares as to which the stockholder’s purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure.

(B) Dividends and distributions on shares of any Series, whether payable in cash, property, or additional shares of the same or another Series, or a combination thereof, shall be paid only out of earnings, surplus, or other assets belonging to such Series and may vary among the Classes of a Series, all as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time for the election by stockholders of the form in which dividends or distributions are to be paid. Any such dividend or distribution paid in shares shall be paid at the current net asset value thereof.

(4) Voting. The holders of each share of stock of the Benefit Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the Class or Series, then standing in his name on the books of the Benefit Corporation. On any matter submitted to a vote of stockholders, all shares of the Benefit Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by Class or Series except that (a) when otherwise expressly required or permitted by the Maryland General Corporation Law or the Investment Company Act, as amended, shares shall or may be voted by individual Classes or Series, (b) only shares of the respective Classes and Series are entitled to vote on matters concerning only that Class and Series, and (c) fundamental policies of the Benefit Corporation may not be changed, unless a change affects only one Series, without the approval of the holders of a majority of the Benefit Corporation’s outstanding voting shares, including a majority (as defined under the Investment Company Act) of the shares of each Series.

(5) Redemption. The shares of any Series shall be subject to redemption as follows:

(A) All shares of Common Stock now or hereafter authorized shall be subject to redemption and redeemable at the option of the holder thereof in accordance with and pursuant to procedures or methods prescribed or approved by the Board of Directors or a person so delegated thereof (“delegated person”) and, in the case of any Series or Class now or hereafter authorized, shall be redeemable only in aggregations of such number of shares and on such days as may be determined by, or determined pursuant to procedures or methods prescribed by or approved by, the Board of Directors from time to time with respect to such Series or Class. The number of shares comprising an aggregation for purposes of redemption or repurchase, as determined from time to time with respect to any Series or Class, shall be referred to herein as a “Creation Unit” and collectively, as “Creation Units”.

The Board of Directors shall have the unrestricted power to alter the number of shares constituting a Creation Unit for any Series or Class by resolutions adopted by the Board of Directors at any time, including prior to the time the Benefit Corporation commences operations. Each holder of a Creation Unit of a Series, upon request to the Benefit Corporation accompanied by surrender of the appropriate stock certificate or certificates in proper form for transfer if certificates have been issued to such holder, or in accordance with such other procedures as may from time to time be in effect if certificates have not been issued, shall be entitled to require the Benefit Corporation to redeem all or any number of such holder’s shares of Common Stock standing in the name of such holder on the books of the Benefit Corporation, but in the case of shares of any Series as to which the Board of Directors has determined that such shares shall be redeemed only in Creation Units, only in such Creation Units of shares of such Series as the Board of Directors or a delegated person may determine from time to time in accordance with this Section 5, at a redemption price per share equal to an amount determined under the Benefit Corporation’s policies and procedures in accordance with any applicable laws and regulations; provided that (i) such amount shall not exceed the net asset value per share determined in accordance with this Article, and (ii) if so authorized by the Board of Directors or the Benefit Corporation’s policies and procedures, the Benefit Corporation may, at any time and from time to time, charge fees for effecting such redemption or repurchase, at such rate or rates as the Board of Directors or a delegated person may establish, as and to the extent permitted under the Investment Company Act. Such rates may vary depending on the type of redemption or repurchase in question (e.g., a redemption or repurchase for cash as opposed to a redemption or repurchase for portfolio securities). The redemption price for shares may be payable in cash, securities, property or a combination thereof, as determined by or at the direction of the Board of Directors or a delegated person from time to time, whether the shares are redeemed in a Creation Unit or not.

Notwithstanding any other provision of the Charter, the Board of Directors of the Benefit Corporation or such delegated person at the direction of the Board pursuant to the Benefit Corporation’s policies and procedures may suspend the right of the holders of Creation Units of shares of any Series to require the Benefit Corporation to redeem such shares (or may suspend any voluntary repurchase of such shares pursuant to the provisions of the Charter) or postpone the date of payment of satisfaction upon redemption of such shares during any Financial Emergency.

For the purpose of the Charter, a “Financial Emergency” is defined as the whole or part of any period (i) during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, (ii) during which trading on the New York Stock Exchange is restricted, (iii) during which an emergency exists as a result of which disposal by the Benefit Corporation of securities owned by such Series is not reasonably practicable or it is not reasonably practicable for the Benefit Corporation fairly to determine the value of the net assets of such Series, or (iv) during any other period when the Commission (or any succeeding governmental authority) may for the protection of security holders of the Benefit Corporation by order permit suspension of the right of redemption or postponement of the date of payment on redemption.

(B) The proceeds of the redemption of a share (including a fractional share) of any Class of stock of the Benefit Corporation shall be reduced by the amount of any contingent deferred sales charge, redemption fee or other amount payable on such redemption pursuant to the terms of issuance of such share.

(C) Payment by the Benefit Corporation for shares of stock of the Benefit Corporation surrendered to it for redemption shall be made by the Benefit Corporation within seven days of such surrender out of the funds legally available therefor, provided that the Benefit Corporation may suspend the right of the stockholders to redeem shares of stock and may postpone the right of those holders to receive payment for any shares when permitted or required to do so by applicable statutes or regulations. Payment of the aggregate price of shares surrendered for redemption may be made in cash or, at the option of the Benefit Corporation, wholly or partly in such portfolio securities of the Benefit Corporation as the Benefit Corporation shall select.

(D) The Board of Directors may cause the Benefit Corporation to redeem at net asset value all or any proportion of the outstanding shares of any Series or Class from a holder (1) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (2) upon such conditions established by the Board of Directors in its sole discretion, for any other purpose, including, without limitation, a reorganization or liquidation of one or more Series or Classes. Payment for shares of Common Stock redeemed at the option of the Benefit Corporation may be made wholly or partly in cash or portfolio securities of the Benefit Corporation and, in the case of a reorganization, shares of another series or class of Common Stock of the Benefit Corporation or equity interests in another legal entity.

(E) Shares of stock of any Series and Class of the Benefit Corporation which have been redeemed or otherwise acquired by the Benefit Corporation shall constitute authorized but unissued shares of stock of such Series and Class.

(6) Liquidation. In the event of the liquidation of a particular Series, the stockholders of the Series that is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that Series over the liabilities of that Series. The holders of shares of any particular Series shall not be entitled thereby to any distribution upon liquidation of any other Series. The assets so distributable to the stockholders of any particular Series shall be distributed among such stockholders in proportion to the number of shares of that Series held by them and recorded on the books of the Benefit Corporation. The liquidation of any particular Series in which there are shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, and, if required by the Investment Company Act, subject to the approval of a majority of the outstanding voting securities of that Series, as defined in the Investment Company Act, and without the vote of the holders of shares of any other Series. The liquidation of a particular Series may be accomplished, in whole or in part, by the transfer of assets of such Series to another Series or to a series of another corporation, trust or other entity registered as an open-end management investment company under the Investment Company Act, by the exchange of shares of such Series for the shares of another Series or shares of a series of another corporation, trust or other entity registered as an open-end management investment company under the Investment Company Act, or by any other means permitted under applicable law.

(7) Net Asset Value. The net asset value per share of any Series shall be the quotient obtained by dividing the value of the net assets of that Series (being the value of the assets belonging to that Series less the liabilities of that Series) by the total number of shares of that Series outstanding, all as determined by or under the direction of the Board of Directors in accordance with generally accepted accounting principles and the Investment Company Act. Subject to the applicable provisions of the Investment Company Act, the Board of Directors, in its sole discretion, may prescribe and shall set forth in the By-Laws of the Benefit Corporation, or in a duly adopted resolution of the Board of Directors, such bases and times for determining the value of the assets belonging to, and the net asset value per share of outstanding shares of, each Series or Class, or the net income attributable to such shares, as the Board of Directors deems necessary or desirable. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland General Corporation Law and the Investment Company Act, to determine which items shall be treated as income and which items as capital and whether any item of expense shall be charged to income or capital. Each such determination and allocation shall be conclusive and binding for all purposes.

(8) Conversion or Exchange Rights. Subject to compliance with the Investment Company Act, the Board of Directors shall have authority to provide that holders of shares of any Series or Classes shall have the right to convert or exchange their shares for shares of one or more other Series or Classes in accordance with such requirements and procedures as may be established by the Board of Directors.

(9) Equality. All shares of each particular Series shall represent an equal proportionate interest in the assets belonging to that Series (subject to the liabilities of that Series), and each share of any particular Series shall be equal to each other share of that Series, except to the extent provided otherwise by the Charter of the Benefit Corporation or the Investment Company Act. The Board of Directors may from time to time divide or combine the shares of any particular Series into a greater or lesser number of shares of that Series without thereby changing the proportionate interest in the assets belonging to that Series or in any way affecting the rights of holders of shares of any other Series.

(10) Conditions on Classes. Expenses uniquely related to the Humankind US Stock ETF and any further Classes hereafter established (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated or as otherwise determined in accordance with the Investment Company Act) shall be borne by the particular Class, and shall be appropriately reflected (in the manner prescribed by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class, all as the Board of Directors may determine by resolution from time to time, and shall be described in the prospectus or statement of additional information for such Class as and to the extent required by the Investment Company Act. As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act, such requirement as to a separate vote by that Class shall apply in addition to any voting requirements established by the Maryland General Corporation Law. As to any matter which does not affect the interest of the all Classes of a Series, only the holders of shares of the affected Classes (or the holders of the particular Class or Classes) shall be entitled to vote.

(e) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Benefit Corporation (unless otherwise provided in any such articles or document), any Class or Series of stock of the Benefit Corporation shall be deemed to rank prior to another Class or Series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other Class or Series.

(f) The Benefit Corporation may (but is not obligated to) issue and sell fractions of shares of capital stock having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the words “share” or “shares” are used in the Charter or By-Laws of the Benefit Corporation, they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.

(g) The Benefit Corporation shall not be obligated to issue certificates representing shares of capital stock. At the time of issue or transfer of shares without certificates, the Benefit Corporation shall provide the stockholder with such information as may be required under the Maryland General Corporation Law and the Maryland Uniform Commercial Code - Investment Securities.

(h) All of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock set forth in these Articles or in any Articles Supplementary establishing a Class or Series of Common Stock shall be subject to, and construed in accordance with, the requirements of the Investment Company Act. The determination by the Board of Directors, with the advice of counsel, that any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock set forth in these Articles or in any Articles Supplementary establishing a Series or Class of Common Stock is in conflict with the Investment Company Act, the regulated investment company provisions of the Internal Revenue Code or with other applicable laws and regulations shall be final and conclusive and shall be binding upon the Benefit Corporation and the stockholders. If and to the extent that the Board of Directors makes a determination pursuant to the foregoing sentence, then (a) the provisions of such applicable law or regulations shall control, and (b) such conflicting provisions of these Articles or any such Articles of Amendments or Articles Supplementary shall be deemed severable from the other provisions contained in these Articles or such Articles Supplementary.

EIGHTH: The Benefit Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Benefit Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws. The initial director who will serve until the next meeting at which directors are elected and until each successor is elected and qualified is James J. Katz.

NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Benefit Corporation shall be liable to the Benefit Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[signature on following page]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 30th day of June, 2020.

/s/ James J. Katz
James J. Katz
Incorporator

I hereby consent to my designation in this document as resident agent for this corporation.

SIGNATURE OF RESIDENT AGENT LISTED IN FIFTH:

HSC Agent Services, Inc.

By:
Name:
Title: